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                                  Exhibit 2.2

                                Letter Agreement
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                    [KAY & MERKLE LETTERHEAD APPEARS HERE]



                                 June 11, 1998


Donald V. Strough                                Ms. Debra Smithart, C.F.O.
CONCORD HONDA                                    FirstAmerica Automotive, Inc.
1300 Concord Avenue                              601 Brannan Street
Concord, CA 94520                                San Francisco, CA  94107


       Re:  FirstAmerica Automotive, Inc.

Dear Donald and Debra:

This will confirm that Donald has, today, advanced the sum of $4,000,000 as a loan to FirstAmerica Automotive, Inc. which sum is to be used in connection with the Burgess Honda acquisition.

FirstAmerica Automotive, Inc. agrees to pay to Donald a loan fee in the amount of 3% of the loan. In addition thereto, FirstAmerica Automotive shall pay to Donald, on a monthly basis, the interest charged to Donald by Bank of America for his $4,000,000 loan from Bank of America.

Principal and accrued interest will be repaid, in full, by FirstAmerica Automotive, Inc. on the first to occur of (1) a refinancing, and/or equity offering, including either preferred or common shares in FirstAmerica Automotive, Inc.; or (2) June 1, 1999.

If the following sets forth each of your understanding of the agreement, please sign where indicated and return an executed copy to the undersigned.


                                           Best regards,


                                           /s/ W. Bruce Bercovich
                                           -----------------------------
                                           W. Bruce Bercovich

The foregoing agreement is acceptable.

FirstAmerica Automotive, Inc.



By: /s/ Debra Smithart                        /s/ Donald V. Strough
    ----------------------------              ----------------------------
    Debra Smithart, C.F.O.                    Donald V. Strough